EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-115700, 333-123962, 333-132588, 333-141379, 333-149444, 333-157734, 333-165067, 333-172526, 333-179741 and 333-188740 on Form S-8 of our report dated March 2, 2015, relating to the financial statements and financial statement schedule of Blue Nile, Inc. (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended January 4, 2015.
/s/ Deloitte & Touche LLP

Seattle, Washington
March 2, 2015